Exhibit 99.1

Speedus Announces Resignation of Director and Extension of Cure Period From Nasdaq

December 29, 2008 – Freehold, New Jersey

Speedus Corp. (NASDAQ: SPDE) today announced that Mr. Christopher Vizas, previously an independent director and member of the Audit Committee, has resigned from the Company’s Board of Directors effective December 29, 2008. Mr. Vizas will continue as Executive Chairman of Density Dynamics Corporation, a recently acquired majority-owned subsidiary of Speedus and pioneer of Green Solid RAM memory and processing products.

The Company will now have until the earlier of the Company’s next annual shareholders’ meeting or December 2, 2009; or, if the next annual shareholders’ meeting is held before June 1, 2009, June 1, 2009, to regain compliance with Marketplace Rules of The Nasdaq Stock Market regarding both the independent director and audit committee requirements.

Density Dynamics can be found on the web at www.densitydynamics.com.

About Speedus Corp.

Additional information on Speedus Corp. may be obtained at www.speedus.com or by contacting Peter Hodge at 888-773-3669 (ext. 23) or phodge@speedus.com.

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Statements contained herein that are not historical facts, including but not limited to statements about the Company’s product, corporate identity and focus, may be forward-looking statements that are subject to a variety of risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made by the Company, including, but not limited to, the continuing development of the Company’s sales, marketing and support efforts.